Exhibit 99.1

AND TRUST FINANCIAL CORP.

News Release

For Immediate Release

Contact:

C. Harril Whitehurst, Jr.

Executive Vice President and CFO

804-897-3900

hwhitehurst@villagebank.com

VILLAGE BANK AND TRUST FINANCIAL CORP.

REPORTS RESULTS OF OPERATIONS FOR THE FIRST QUARTER 2015

Midlothian, Virginia, May 15, 2015. Village Bank and Trust Financial Corp. (the “Company”) (NASDAQ symbol: VBFC), parent company of Village Bank (the “Bank”), today reported a first quarter 2015 net loss of $(5,000), an improvement from a net loss of $(336,000) for the fourth quarter of 2014 and a net loss of $(657,000) for the first quarter of 2014. Net income (loss) available to common shareholders, which deducts from net income (loss) the dividends on preferred stock and, for the first quarter of 2015, the benefit of forgiveness of principal and accrued dividends on preferred stock, amounted to net income of $6,451,000 ($15.40 per fully diluted common share) in the first quarter of 2015, compared to a net loss of $(710,000) ($(2.11) per fully diluted common share) for the fourth quarter of 2014, and a net loss of $(971,000) ($(2.91) per fully diluted common share) for the first quarter of 2014.

First quarter results were materially impacted by the following factors:

•	Net Interest income declined by $104,000, or 3%, from the fourth quarter of 2014, and by $335,000, or 10%, from the first quarter of 2014. Key drivers of the period to period changes included:
o	Average outstanding loans in the first quarter of 2015 were 5% higher than the fourth quarter of 2014 and 2% higher than the first quarter of 2014. Loan yields were lower due to the growth in lower margin, higher quality government guaranteed student loans and lower loan yields on new originations. As a result, interest income on loans declined by $105,000 from the fourth quarter of 2014.

o	First quarter interest income from securities held for sale was 31% lower than the fourth quarter of 2014 and 53% lower than the first quarter of 2014. This was the result of the Company’s efforts during the fourth quarter of 2014 to substantially reduce exposure to rising interest rates, which continued during the first quarter of 2015. In total, during the fourth quarter of 2014 and the first quarter of 2015, the Company sold $23 million of higher yielding fixed rate securities with maturities exceeding eight years and has been reinvesting proceeds back into the adjustable rate guaranteed student loans and shorter duration fixed and floating rate securities.
o	We continued to grow core consumer and business relationships and improve the mix of our deposit base which lowered our deposit costs by four basis points for the quarter and by 10 basis points from the first quarter of 2014. We grew our core low cost deposits (DDA, NOW, Money Market and Savings) by $3,978,000 during the quarter and $15,284,000 over the last twelve months. Noninterest bearing deposits accounted for 20% of total deposits at March 31, 2015 and December 31, 2014 compared to 16% at March 31, 2014. Continued growth in these low cost deposits has allowed us to reduce our reliance on more expensive time deposits and borrowings.

•	There was no provision for loan losses in the first quarter of 2015 or the fourth quarter of 2014 compared to $100,000 provided in the first quarter of 2014.

•	Total noninterest income increased 27% from the fourth quarter of 2014 and 30% from the first quarter of 2014. Key drivers of the period to period changes included:
o	Village Bank Mortgage Corporation had pretax income of $222,000 for the first quarter of 2015 compared to a pretax loss of $9,500 for the fourth quarter of 2014 and a pretax loss of $401,000 for the first quarter of 2014. The significant improvement in the mortgage company’s pretax income in 2015 is primarily due to an increase in purchase activity of first time homebuyers and a brief burst in refinancing activity as mortgage rates temporarily fell during the first quarter. Village Bank Mortgage Corporation is very active in the first time homebuyer and lower sales price segments and these segments were soft during 2014. After the loss in the first quarter of 2014, management reduced staffing and overhead expenses and was able to generate pretax profit of $251,000 for the final three quarters of the year.
o	Bank service charges (fees earned on consumer and business banking relationships) were 3% lower than the fourth quarter of 2014 and 13% higher than the first quarter of 2014.

•	As a result of ongoing productivity and efficiency initiatives, total noninterest expenses (excluding OREO expense) during the first quarter of 2015 were 5% lower than the first quarter of 2014, even with $70,000 in higher commission expense related to the substantial increase in mortgage origination volumes. Noninterest expenses in the Bank were 1% lower than the fourth quarter of 2014 and 7% lower than the first quarter of 2014.

•	Expenses related to foreclosed assets amounted to $132,000, a decrease of $62,000 from the fourth quarter of 2014 and a decrease of $151,000 from the first quarter of 2014.

•	The net income available to common shareholders of $6,451,000 for the first quarter of 2015 was primarily attributable to forgiveness of preferred stock and accrued dividends amounting to $6,619,000 as discussed under Capital.

Asset Quality

•	Continued improvement in asset quality during the first quarter of 2015 (in thousands).

Quarter Ending	3/31/2015	12/31/2014	9/30/2014	6/30/2014	3/31/2014
Classified Assets	$ 26,403	$ 30,684	$ 36,779	$ 45,748	$ 53,778
Nonperforming Assets (NPAs)	19,369	20,116	23,550	25,818	31,710
Net Charge-offs (Recoveries)	(115)	(71)	22	920	738
OREO Expense	132	194	364	404	282

•	Over the last twelve months, Classified Assets decreased by $27,375,000, or 51%, and NPAs (nonaccrual loans and foreclosed real estate) declined by $12,341,000, or 39%.
•	NPAs represented 4.4% of total assets at March 31, 2015 compared to 7.0% at the same time in 2014.

Capital

As previously announced on March 27, 2014, the Company successfully completed a rights offering to shareholders and concurrent standby offering to Kenneth R. Lehman in which the Company issued an aggregate of 1,051,866 shares of common stock (the total number of shares offered) at $13.87 per share for aggregate proceeds of $14,589,381 (including the value of the Company’s Series A preferred stock exchanged by Mr. Lehman for shares of common stock of $4,618,813). In connection with the standby offering Mr. Lehman forgave preferred stock with a principal value of $4,404,000 and related accrued and unpaid dividends of $2,215,000 which benefited common shareholders.

From the cash proceeds of this offering, the Company made a capital contribution of $5,000,000 to the Bank. With this capital contribution, the Bank’s capital ratios surpass the requirements established by our agreements with our regulators. The Bank’s capital ratios at the indicated dates were as follows:

			Required by
	Actual		Regulatory
	3/31/2015	12/31/2014	Agreement

Tier 1 leverage ratio	8.50%	7.18%	8.00%

Total risk-based capital ratio	13.19%	12.08%	11.00%

The actions we are taking to reduce expenses, grow revenues and improve asset quality are expected to improve profitability which would increase our Tier I capital and position us to recover some or all of the valuation allowance established against our deferred tax asset. The valuation allowance amounts to $12,289,000 at March 31, 2015 and its recovery would have a significant impact on the capital of the Company and the Bank.

About Village Bank and Trust Financial Corp.

Village Bank and Trust Financial Corp. was organized under the laws of the Commonwealth of Virginia as a bank holding company whose activities consist of investment in its wholly-owned subsidiary, Village Bank. Village Bank is a full-service Virginia-chartered community bank headquartered in Midlothian, Virginia with deposits insured by the Federal Deposit Insurance Corporation.  The Bank has eleven branch offices. Village Bank and its wholly-owned subsidiary, Village Bank Mortgage Corporation, offer a complete range of financial products and services, including commercial loans, consumer credit, mortgage lending, checking and savings accounts, certificates of deposit, and 24-hour banking.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about (i) the Company’s plans, objectives, expectations and intentions and other statements contained in this release that are not historical facts; and (ii) other statements identified by words such as “expects” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “targets,” “projects,” or words of similar meaning generally intended to identify forward-looking statements. These forward-looking statements are based on the current beliefs and expectations of the Company’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond management’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed or implied in these forward-looking statements because of numerous possible uncertainties.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) adverse governmental or regulatory policies may be enacted; (2) the interest rate environment may compress margins and adversely affect net interest income; (3) results may be adversely affected by continued diversification of assets and adverse changes to credit quality; (4) competition from other financial services companies in the Company’s markets could adversely affect operations; (5) a continuance of the current economic slowdown could adversely affect credit quality and loan originations; and (6) social and political conditions such as war, political unrest and terrorism or natural disasters could have unpredictable negative effects on our businesses and the economy. Additional factors, that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s reports (such as our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the Securities and Exchange Commission and available on the SEC’s Web site at www.sec.gov.

Financial Highlights

(Dollars in thousands, except per share amounts)

	March 31,	December 31,	March 31,
	2015	2014	2014
	(Unaudited)		(Unaudited)
Balance Sheet Data
Total assets	$439,728	$434,004	$450,310
Investment securities	36,723	39,542	59,339
Loans held for sale	16,224	9,914	9,986
Loans, net	282,488	281,139	267,548
Deposits	376,832	378,860	396,217
Borrowings	24,321	26,066	28,667
Stockholders' equity	30,255	19,058	18,528
Book value per share	$17.48	$12.32	$11.40
Total shares outstanding	1,403,647	350,622	333,644

Asset Quality Ratios
Allowance for loan losses to:
Loans, net of deferred fees and costs	2.03%	2.00%	2.41%
Nonaccrual loans	74.00%	76.62%	41.20%
Nonperforming assets to total assets	4.40%	4.63%	7.05%

	Three Months Ended
	March 31,	December 31,	March 31,
	2015	2014	2014
	(Unaudited)	(Unaudited)	(Unaudited)
Selected Operating Data
Interest income	$3,797	$3,976	$4,322
Interest expense	758	833	948
Net interest income before provision for loan losses	3,039	3,143	3,374
Provision for loan losses	-	-	100
Noninterest income	2,170	1,706	1,674
Noninterest expense	5,214	5,185	5,605
Income tax expense (benefit)	-	-	-
Net loss	(5)	(336)	(657)

Net income (loss) available to common shareholders	6,451	(710)	(971)
Earnings (loss) per share
Basic	$15.77	$(2.11)	$(2.91)
Diluted	$15.40	$(2.11)	$(2.91)

Performance Ratios
Return on average assets	(0.00)%	(0.31)%	(0.68)%
Return on average equity	(0.10)%	(6.95)%	(16.18)%
Net interest margin	3.36%	3.35%	3.59%
Efficiency	100.09%	106.93%	113.09%
Efficiency (excluding expenses related to foreclosed assets)	97.56%	102.94%	107.39%

Net income (loss)	$(4,861)	$(335,922)	$(748,946)

Average assets	426,383,000	431,027,241	443,490,000

Average equity	20,117,000	19,175,350	18,775,000

Net interest income	3,038,717	3,143,659	3,282,648

Average earning assets	367,216,349	372,341,160	381,553,646

Expenses	5,214,178	5,185,459	5,605,366

Expenses - OREO	5,082,255	4,991,900	5,322,860

Income	5,209,317	4,849,537	4,956,420

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